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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2001

HearMe
(Exact name of registrant as specified in its charter)

000-25399
(Commission File Number)

Delaware	94-3217317
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

685 Clyde Avenue
Mountain View, California 94043
(Address of principal executive offices, with zip code)

(650) 429-3900
(Registrant's telephone number, including area code)

Item 5. Other Events.

    In its recent filings with the Securities and Exchange Commission and in the proxy materials for its Annual Meeting of Stockholders, to be held on September 28, 2001, HearMe, a Delaware corporation ("HearMe" or the "Company") disclosed that its Board of Directors (the "Board") was considering various alternatives with respect to conferring benefits or bonuses to employees and officers, including officers who are also members of the Board, in recognition of their services to HearMe based on the performance of such employees and officers, including during the liquidation process. The Board believes that such arrangements are in the best interests of HearMe and its stockholders in order to (i) retain the key individuals best-suited to participate in the process of winding down the Company and liquidating its assets in order to maximize the potential return to the Company's stockholders, and (ii) provide such individuals with an incentive to maximize the return to the Company's stockholders. Accordingly, the Company has entered into additional retention agreements with certain key executives and employees, as follows:

  James Schmidt (Chief Executive Officer):

    •
    In connection with his promotion to Chief Executive Officer, Mr. Schmidt will receive an increase in his base salary from $233,000 per year to $250,000 per year.

    •
    As an incentive for continued employment, rather than being paid in a single lump sum on November 30, 2001, the $150,000 retention bonus reflected in the letter agreement dated June 19, 2001 by and between Mr. Schmidt and HearMe (the "Prior Schmidt Agreement") will be earned and paid out on a weekly basis in $10,000 installments, effective as of August 24, 2001. The bonus is payable in full if HearMe undergoes a Change of Control (as defined in the Prior Schmidt Agreement) prior to November 30, 2001 or if Mr. Schmidt's employment is terminated by HearMe without Cause (as defined in the Prior Schmidt Agreement). If Mr. Schmidt's employment is terminated other than by HearMe without Cause, the remaining bonus is forfeited.

    •
    As an incentive to maximize stockholder value in the liquidation process, in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan of Liquidation and Dissolution approved by the Board (the "Plan"), then Mr. Schmidt will be entitled to a bonus in an amount equal to 5% of the amount in excess of $1.5 million. If Mr. Schmidt's employment is terminated by HearMe for Cause or voluntarily by Mr. Schmidt prior to any such distribution, the bonus in connection with such distribution is forfeited.

  Michael Cottle (Vice President, Sales):

    •
    As an incentive for continued employment, rather than being paid in a single lump sum on November 30, 2001, the $50,000 retention bonus reflected in the letter agreement dated June 19, 2001 by and between Mr. Cottle and HearMe (the "Prior Cottle Agreement") will be earned and paid out on a weekly basis in 15 equal installments, effective as of August 24, 2001. The bonus is payable in full if HearMe undergoes a Change of Control (as defined in the Prior Cottle Agreement) prior to November 30, 2001 or if Mr. Cottle's employment is terminated by HearMe without Cause (as defined in the Prior Cottle Agreement). If Mr. Cottle's employment is terminated other than by HearMe without Cause, the remaining bonus is forfeited.

    •
    As an incentive to maximize stockholder value in the liquidation process, in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan, then Mr. Cottle will be entitled to a bonus in an amount equal to 5% of the amount in excess of $1.5 million. If Mr. Cottle's employment is terminated by HearMe for

      Cause or voluntarily by Mr. Cottle prior to any such distribution, the bonus in connection with such distribution is forfeited.

  Joyce Keshmiry (Chief Financial Officer):

    •
    As an incentive to maximize stockholder value in the liquidation process, in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan, then Ms. Keshmiry will be entitled to a bonus in an amount equal to 1% of the amount in excess of $1.5 million. If Ms. Keshmiry's employment is terminated by HearMe for Cause or voluntarily by Ms. Keshmiry prior to any such distribution, the bonus in connection with such distribution is forfeited.

  John Theodorakis (Vice President, General Counsel):

    •
    As an incentive to maximize stockholder value in the liquidation process, in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan, then Mr. Theodorakis will be entitled to a bonus in an amount equal to 1% of the amount in excess of $1.5 million. If Mr. Theodorakis' employment is terminated by HearMe for Cause or voluntarily by Mr. Theodorakis prior to any such distribution, the bonus in connection with such distribution is forfeited.

  Greg Mrva (Executive Vice President, Operations):

    •
    The letter agreement dated June 19, 2001 by and between Mr. Mrva and the Company (the "Prior Mrva Agreement") has been amended to clarify the definition of "Change of Control" thereunder and to clarify that in order to receive the benefits under the Prior Mrva Agreement Mr. Mrva will not be required to provide three months service to the acquiror if the Change of Control is a sale of all or substantially all of the assets of the Company or a substantially equivalent licensing transaction.

    Accordingly, pursuant to these retention agreements, in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan, then certain officers of the Company will be entitled to bonuses equal in the aggregate to 12% of the amount in excess of $1.5 million. These retention agreements have been unanimously approved by the disinterested members of the Board as being in the best interests of the Company and its stockholders because the Board believes that these agreements are necessary and advisable in order to maximize the potential value to be realized by the Company's stockholders pursuant to the Plan.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearMe (Registrant)

Date: September 14, 2001	By:	/s/ James Schmidt James Schmidt Chief Executive Officer

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  Item 5. Other Events.
SIGNATURE